Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated this 1st day of July 2018

BETWEEN:

IIOT-OXYS, Inc., a Nevada corporation, with offices at of 705 Cambridge Street, Cambridge, Massachusetts, 02141 (the "Client")

- AND -

Karen McNemar, with residence at [xxxxxxxxxx], Milford, CT 06461 (the "Consultant").

BACKGROUND:

A.	The Consultant has the necessary qualifications, experience and abilities to provide consulting services to the Client.

B.	The Consultant is agreeable to providing such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

Services Provided

1.	The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the "Services"):

Establish and implement Job Costing procedures. Establish & implement Project/ Process Tracking & Reporting procedures and templates. Establish and implement Inventory / Asset Management System for Lab & Office. Work with Oxys Financial contractors to establish and implement day to day Financial processes (purchasing, expensing, terms, etc). Optimize internal communication processes. Investigate & recommend plan for Staffing documentation, procedures, and employee manual (HR based needs).

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2.	The Services will also include any other consulting tasks which the Parties may agree on. The Consultant hereby agrees to provide such Services to the Client.

Term of Agreement

3.	The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect until the completion of the Services, subject to earlier termination as provided in this Agreement. The Term of this Agreement may be extended with the written consent of the Parties.

4.	In the event that either Party wishes to terminate this Agreement prior to the completion of the Services, that Party must provide 10 days' written notice to the other Party.

Performance

5.	The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Currency

6.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars)

Compensation

7.	The Consultant will charge the Client a flat fee of $12,000 and 9,000 shares of Common Stock (the "Shares") for the Services (the "Compensation"). The Securities Law Representations attached hereto as Exhibit A and incorporated herein by this reference.

8.	The Compensation will be earned as follows:

One third at the end of first, second, and final month upon completion and acceptance of deliverables.

9.	The Client will be invoiced as follows:

•	Contractor will invoice company after completion of 3 months work

•	Company will pay cash portion of engagement net 30 days of invoice, with following contingencies:

o	Company will have raised minimum of $300K additional funding from time of contract signatures

o	Or, at the discretion of CEO, contingent to cash flow of company at time of invoice

•	Company will transfer stock portion of engagement at a time of convenience to the contractor, after completion of 3 months work

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Reimbursement of Expenses

10.	The Consultant will be reimbursed from time to time for reasonable and necessary expenses incurred by the Consultant in connection with providing the Services.

11.	All expenses must be pre-approved by the Client.

Confidentiality

12.	Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

13.	The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the term of this Agreement and will survive indefinitely upon termination of this Agreement.

14.	All written and oral information and material disclosed or provided by the Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

Ownership of Intellectual Property

15.	All intellectual property and related material (the "Intellectual Property") that is developed or produced under this Agreement will be the property of the Client. The Consultant is granted a non-exclusive limited-use license of this Intellectual Property.

16.	Title, copyright, intellectual property rights and distribution rights of the Intellectual Property remain exclusively with the Client.

Return of Property

17.	Upon the expiry or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

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Capacity/Independent Contractor

18.	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Consultant during the Term. The Consultant is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Consultant under this Agreement.

Notice

19.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

a.	IIOT-OXYS, Inc.

705 Cambridge Street, Cambridge, Massachusetts, 02141

b.	Karen McNemar

[Address] , Connecticut, [Zip Code],

or to such other address as either Party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered or certified mail, or (c) the following day after being deposited with an overnight courier.

Indemnification

20.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. In no event does the aggregate liability of either Party under this Section exceed the amount of Compensation paid under this Agreement. This indemnification will survive the termination of this Agreement for a period of one year.

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Modification of Agreement

21.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Time of the Essence

22.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Assignment

23.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

Entire Agreement

24.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Enurement

25.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

Titles/Headings

26.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

Gender

27.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Governing Law

28.	This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

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Severability

29.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver

30.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures this 1st day of July 2018.

IIOT-OXYS, Inc.

By: /s/ Cliff Emmons

Cliff Emmons, CEO

Consultant

By:/s/ Karen McNemar

Karen McNemar

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